Exhibit 99.1

NEWS RELEASE

INVESTORS RELATIONS CONTACT: J. Eric Bjornholt – CFO (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES PROPOSED $1 BILLION

OFFERING OF CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2025

Chandler, Arizona – February 4, 2015 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, announced its intention to offer, subject to market conditions and other factors, $1 billion aggregate principal amount of convertible senior subordinated notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Microchip also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $150 million aggregate principal amount of the notes to cover over-allotments, if any.

The terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Microchip and the initial purchasers of the notes.

Microchip intends to use a substantial portion of the net proceeds from this offering to retire a portion of its outstanding convertible debt concurrently with this offering. Any remaining net proceeds will be used to reduce borrowings under its amended credit facility, which was amended on February 4, 2015.

The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Microchip’s common stock issuable upon conversion of the notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210